Exhibit 10.2

EXECUTIVE EMPLOYMENT SERVICES AGREEMENT

Between:

DAMON INC.

And:

BALJINDER BHULLAR

Damon Inc.

704 Alexander Street, Vancouver, British Columbia, Canada, V6A 1E3

EXECUTIVE EMPLOYMENT SERVICES AGREEMENT

THIS EXECUTIVE EMPLOYMENT SERVICES AGREEMENT is made and dated for reference as fully executed on this 16th day of July, 2025 (the “Execution Date”).

BETWEEN:

DAMON INC., a company incorporated pursuant to the laws of the Province of British Columbia, Canada, and having an address for delivery and notice located at 4601 Canada Way, Suite #402, Burnaby, British Columbia, Canada, V5G 4X7

(the “Company”);

OF THE FIRST PART

AND:

BALJINDER BHULLAR (aka Bal Bhullar), businessperson, having an address for notice and delivery located at ***

(the “Executive”);

OF THE SECOND PART

(and the Company and the Executive being hereinafter singularly also referred to as a “Party” and collectively referred to as the “Parties” as the context so requires).

WHEREAS:

A. The Company is a reporting company incorporated under the laws of the Province of British Columbia, Canada, and is presently listed for trading on the Nasdaq Global Market;

B. The Executive has experience in and specializes in providing both reporting and non-reporting companies with valuable financial and accounting services, and the Executive is the current Chief Financial Officer and a director of the Company;

C. The Company is focused on developing technology and business interests related to and associated with the commercialization of its innovate electric vehicles and related business interests and, as a consequence thereof, the Company is hereby desirous of formally continuing to retain the Executive as the Chief Financial Officer and an executive of the Company, and the Executive is hereby desirous of continuing in such position, in order to provide such related Services (as hereinafter defined) to the Company;

D. In accordance with the terms and conditions of a certain and underlying Executive Employment Agreement, dated for reference December 24, 2023, as amended by a certain Employment Side Letter Agreement, dated for reference January 1, 2024 (the “Originating Date”), as entered into between Damon Motors Inc. (“Damon Motors”; the predecessor company to and now a wholly-owned subsidiary of the Company) and the Executive (collectively, the “Underlying Agreement”), the Parties thereto confirmed the pending appointment of the Executive as the Chief Financial Officer of Damon Motors together with the provision for certain related services to be provided by the Executive to Damon Motors in accordance with the terms and conditions of the Underlying Agreement;

E. Since the Originating Date, and as a consequence of the Executive’s continuing and valuable role and position within the Company, the Parties have discussed the terms and conditions of the Executive’s proposed compensation going forward and, in order to more accurately represent the same given the Services being provided to the Company by the Executive, the Parties hereby wish to enter into this new Executive Employment Services Agreement (the “Agreement”) to more accurately reflect the Executive’s Services and role within the Company and the compensation therefor; and

F. The Parties have agreed to enter into this Agreement which replaces, in its entirety, the Underlying Agreement, together with all prior and recent discussions, negotiations, understandings and agreements as between them, and, furthermore, which necessarily clarifies their respective duties and obligations with respect to the within Services to be provided hereunder, all in accordance with the terms and conditions of this Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSETH that, in consideration of the mutual covenants and provisos herein contained, THE PARTIES AGREE AS FOLLOWS:

Article 1

DEFINITIONS

Definitions

1.1 For the purposes of this Agreement, the following words and phrases shall have the following meanings unless the context otherwise requires:

(a)	“Affiliate” has the meaning ascribed to it in the BCA;

(b)	“Agreement” means this agreement, including any schedules hereto, as amended, supplemented or modified in writing from time to time;

(c)	“Arbitration Act” means the International Commercial Arbitration Act (British Columbia), as amended from time to time;

(d)	“BCA” means the Business Corporations Act (British Columbia), as amended from time to time;

(e)	“Benefits” means those benefits, perquisites, allowances and entitlements as described in Section 4.4 herein and in which the Executive is participating as at the Date of Termination;

(f)	“Board of Directors” means the Board of Directors of the Company as duly constituted from time to time;

(g)	“Bonus” has the meaning ascribed to it in Section 4.3 herein;

(h)	“Business” means the business of developing technology and business interests related to and associated with the commercialization of the Company’s innovate electric vehicles or any other products or line of business that are actively carried on by the Company or in the Company’s active contemplation and about which the Executive has Confidential Information or is actively involved in as at the Date of Termination;

(i)	“Business Opportunities” means potential business ventures of all kinds, including acquisitions, sales, business arrangements and other transactions and opportunities for new markets, products and services which have been disclosed to, investigated, studied or considered by the Company or by others on behalf of the Company;

(j)	“Change of Control” means any of:

(i)	any transaction at any time and by whatever means pursuant to which any person or any group of two or more persons acting jointly or in concert (other than the Company or any Affiliate or Subsidiary) thereafter acquires the direct or indirect “beneficial ownership” (as defined in the BCA) of, or acquires the right to exercise control or direction over, securities of the Company representing 50% or more of the then issued and outstanding voting securities of the Company in any manner whatsoever, and including, without limitation, as a result of a Take-Over Bid, an issuance or exchange of securities, an amalgamation of the Company with any other person, an arrangement, a capital reorganization or any other business combination or reorganization;

(ii)	the sale, assignment or other transfer of all or substantially all of the assets of the Company to a person or any group of two or more persons acting jointly or in concert (other than a wholly-owned Subsidiary of the Company);

(iii)	the occurrence of a transaction requiring approval of the Company’s security holders whereby the Company is acquired through consolidation, merger, exchange of securities, purchase of assets, amalgamation, statutory arrangement or otherwise by any person or any group of two or more persons acting jointly or in concert (other than an exchange of securities with a wholly-owned Subsidiary of the Company); or

(iv)	a change in the majority of the directors of the Board of Directors other than directors approved by the then current Board of Directors;

(k)	“Chief Executive Officer” means the Chief Executive Officer of the Company as duly appointed from time to time by the Board of Directors;

(l)	“Company” means Damon Inc., or any successor company to the Company, as duly constituted from time to time;

(m)	“Company’s Non-Renewal Notice” has the meaning ascribed to it in Section 2.2 herein;

(n)	“Compensation Committee” means the Compensation Committee of the Board of Directors of the Company as duly constituted from time to time;

(o)	“Confidential Information” means information known or used by the Company in connection with its business and including, but not limited to, any formula, design, prototype, compilation of information, data, program, code, method, technique or process, information relating to any product, device, equipment or machine, Customer Information, Financial Information, Marketing Information, Intellectual Property, Business Opportunities or Research and Development, but does not include any of the foregoing which was known to the Executive prior to the Executive’s employment with the Company or which is or becomes a matter of Public Knowledge;

(p)	“Contract Partner” has the meaning ascribed to it in Section 7.2 herein;

(q)	“Customer” has the meaning ascribed to it in Section 7.1 herein;

(r)	“Customer Information” means information pertaining to the Company’s customers, customer base and markets, including customer names and addresses and the names and addresses of consultants of customers with whom the Company is in contact in its business, customer requirements and the Company’s contracts with its customers, including details as to pricing and supply;

(s)	“Date of Termination” means the date of cessation of the Executive’s employment with the Company (including by way of resignation) without regard to any notice of termination, pay in lieu of notice of termination, severance or other damages;

(t)	“Developments” has the meaning ascribed to it in Section 8.1 herein;

(u)	“Effective Date” has the meaning ascribed to it in Section 2.1 herein;

(v)	“Exchange Act”, “Form S-8 Registration Statement”, “Registration Statement” and “Securities Act” have the meanings ascribed to them in Section 4.10 herein;

(w)	“Exchange” means the OTCID and such other recognized over-the-counter market or stock exchange in North America on which the Company’s securities may be listed for trading from time to time;

(x)	“Executive” means Baljinder (Bal) Bhullar;

(y)	“Expenses” has the meaning ascribed to it in Section 4.8 herein;

(z)	“Financial Information” means information pertaining to the Company’s costs, sales, income, profit, profitability, pricing, salaries and wages;

(aa)	“Good Reason” means the occurrence of any of the following occurrences without having received in advance the Executive’s written consent approving any such occurrence; provided, however, that the Executive has first provided written notice of such occurrence to the Company immediately upon the occurrence of such an event and the Company has not then corrected such occurrence within 30 calendar days following receipt of written notice from the Executive:

(i)	any material reduction or diminution (except temporarily during any period of physical or mental incapacity or disability of the Executive) in the Executive’s titles or positions or any material reduction or diminution in the Executive’s authority, duties or responsibilities with the Company (and including any position or duties as an officer of the Company or the failure to be re-appointed as an officer of the Company);

(ii)	a breach by the Company of any material provision of this Agreement and including, without limitation, a breach of the obligations of the Company under Articles 3 and 4 herein (other than a reduction in the Executive’s Monthly Salary that does not exceed an aggregate of 10% of the Executive’s then Monthly Salary and which reduction applies, in equal percentages, to all senior officers of the Company), or any failure to timely pay any part of the Executive’s compensation hereunder or to provide, in the aggregate, the level of benefits and stock-based compensation contemplated herein;

(iii)	the failure by or of the Company to continue in effect any benefit, bonus, incentive, remuneration, compensation, stock ownership, stock purchase, stock option, life insurance, disability, pension or retirement plans in which the Executive is participating or entitled to participate, or the Company takes, or fails to take, any action that materially adversely affects the Executive’s participation in, or reduces their rights or benefits, under or pursuant to any such plans, or the Company fails to increase or improve the rights or benefits on a basis consistent with practices in effect prior to such failure with respect to senior officers of the Company;

(iv)	the taking of any action by the Company that would materially adversely affect the Executive’s participation in or materially reduce the benefit plans in which the Executive is participating, except in any such case as part of a general reduction in benefits of all or substantially all of the officers of the Company that affects the Executive in substantially the same manner as the other officers who are also affected by such reduction;

(v)	the Company taking any action to deprive the Executive with any material fringe benefit enjoyed by the Executive immediately prior to such deprivation, or failing to increase or improve such material fringe benefits on a basis consistent with practices implemented with respect to senior officers of the Company;

(vi)	any requirement by the Company that the Executive’s principal office in Canada be relocated to a location outside of a 50 kilometre radius from Vancouver, British Columbia, Canada;

(vii)	the failure of the Company to obtain and deliver to the Executive a written agreement, in form satisfactory to the Executive acting reasonably, and in a timely manner, to be entered into with any successor, assignee or transferee of the Company to assume and agree to perform this Agreement; or

(viii)	any reason which would be considered to amount to constructive dismissal by a court of competent jurisdiction;

(bb)	“Indemnified Parties” and “Indemnitee” have the meanings ascribed to them in Sections 10.1 and 10.4 herein;

(cc)	“Intellectual Property” means any and all inventions, copyrighted works, software in any expressed form, computer programs, screen layouts, industrial design, graphical user interfaces, systems, applications, source code, object code, algorithms, specifications, designs, developments, concepts, ideas, know-how, show how, trade secrets, works, creations, developments, trademarks, services marks, indicia, logos, domain names, business names, drawings, sketches, compilations of information, analyses, experiments, data, formula, methods, processes, techniques, moulds, jigs, dies, prototypes, products, samples, compounds, compositions of matter, apparatus, equipment, tools, machines, and any modifications or improvements to the foregoing, whether or not any of the foregoing is patentable or registrable under patent, copyright, trademark industrial design or similar laws anywhere in the world, the right to apply for and to obtain copyright, trademark or industrial design registrations, issued patents, design patents, and any other registrations or encompassing, protecting or otherwise covering any of the foregoing, and the benefit in and to any such applications therefor, including the right to priority, and any copyright, trademark or industrial design registrations, issued patents, design patents or other registrations or right issued therefrom;

(dd)	“Inventions” means, collectively, all:

(i)	discoveries, inventions, ideas, suggestions, reports, documents, designs, technology, methodologies, compilations, concepts, procedures, processes, products, protocols, treatments, methods, tests, improvements, work product and computer programs (including all source code, object code, compilers, libraries and developer tools, and any manuals, descriptions, data files, resource files and other such materials relating thereto), and

(ii)	each and every part of the foregoing;

that are conceived, developed, reduced to practice or otherwise made by the Executive either alone or with others or, in any way, relate to the present or proposed programs, services, products or business of the Company, or to tasks assigned to the Executive in connection with the Executive’s duties or in connection with any research or development carried on or planned by the Company, whether or not such Inventions are conceived, developed, reduced to practice or otherwise made during the Executive’s employment or during regular working hours and whether or not the Executive is specifically instructed to conceive, develop, reduce to practice or otherwise make same;

(ee)	“Just Cause” means: (i) the Executive’s fraud, gross malfeasance, gross negligence or willful misconduct with respect to the Company’s business affairs or any other act, omission, behaviour, conduct or circumstance of the Executive that constitutes just cause of dismissal of the Executive at common law; (ii) the Executive’s refusal or repeated failure to follow the Company’s established, reasonable, lawful and disclosed policies; (iii) the Executive’s material breach of this Agreement; or (iv) the Employee’s conviction of a felony or crime involving moral turpitude. A termination of the Executive for Just Cause based on clauses (i), (ii) or (iii) of the preceding sentence will take effect 30 calendar days after the Company gives written notice of its intent to terminate the Executive’s employment and the Company’s description of the alleged cause, unless the Executive, in the good-faith opinion of the Company, during such 30-day period, remedies the events or circumstances constituting Just Cause. In connection with a determination of Just Cause, a majority of the Board of Directors shall make such determination at a meeting of the Board of Directors called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with counsel, to be heard before the Board of Directors);

(ff)	“LTIP” means the Long-Term Incentive Plan applicable to the Company’s executives as may be established and amended by the Board of Directors from time to time;

(gg)	“Marketing Information” means information including, but not limited to, the Company’s marketing programs, plans, strategies and proposed future products, services, advertising and promotions;

(hh)	“Monthly Salary” means the monthly salary of the Executive as set out in Section 4.1 herein;

(ii)	“Option”, “RSU” and “Share” have the meanings ascribed to them in Section 4.9 herein;

(jj)	“Originating Date” has the meaning ascribed to in Recital D herein;

(kk)	“Person” has the meaning ascribed to it in the Interpretation Act (British Columbia) and which, for the purposes of this Agreement, shall include the Company;

(ll)	“Public Knowledge” means information that is generally known in the trade or business in which the Company is engaged, or is otherwise easily accessible through lawful, non-confidential sources;

(mm)	“Research and Development” means information pertaining to any research, development, investigation, study, analysis, experiment or test carried on or proposed to be carried on by the Company;

(nn)	“RRSP” has the meaning ascribed to it in Section 4.4 herein;

(oo)	“Services” has the meaning ascribed to it in Section 3.2 herein; certain particulars of which, without limitation, being set forth in Schedule “A” which is attached hereto and which forms a material part of this Agreement;

(pp)	“Severance Amount” has the meanings ascribed to them in Section 5.5 herein;

(qq)	“STIP” means the Short-Term Incentive Plan applicable to the Company’s executives as may be established and amended by the Board of Directors from time to time;

(rr)	“Stock-Based Compensation” has the meaning ascribed to it in Section 4.9 herein;

(ss)	“Stock Incentive Plan” has the meaning ascribed to it in Section 4.9 herein;

(tt)	“Subsidiary” has the meaning ascribed to it in the BCA;

(uu)	“Take-Over Bid” means a take-over bid as defined in National Instrument 62-104 – Take-Over Bids and Issuer Bids;

(vv)	“Term” has the meaning ascribed to it in Section 2.1 herein;

(ww)	“Total Disability” means any physical or mental incapacity, disease or affliction of the Executive (as determined by a legally qualified medical practitioner or by a court in accordance with the Company’s group benefit plan) which has prevented or which will prevent the Executive from performing the essential duties of the Executive’s position (taking into account reasonable accommodation by the Company) for a continuous period of six months or any cumulative period of 180 days in any 12 consecutive month period; and

(xx)	“Underlying Agreement” has the meaning ascribed to in Recital D herein;

(yy)	“Vacation” and “Personal Day” have the meanings ascribed to them in Section 4.7 herein; and

(zz)	“Vested Stock Option Exercise Period” has the meaning ascribed to it in Section 5.3 herein.

Article 2

TERM AND RENEWAL

Term

2.1 The initial term of this Agreement (the “Term”) is for a period of three years commencing on July 16, 2025 (the “Effective Date”), unless this Agreement is terminated earlier as hereinafter provided.

Renewal

2.2 Subject at all times to the provisions of Article 7 herein, this Agreement shall renew automatically in accordance with this Section 2.2 if not specifically terminated in accordance with the following provisions. The Company agrees to notify the Executive in writing at least 90 calendar days prior to the end of the Term of its intent not to renew this Agreement (the “Company’s Non-Renewal Notice”). Should the Company fail to provide a Company’s Non-Renewal Notice this Agreement shall automatically renew on a three-month to three-month term renewal basis after the Term until otherwise specifically renewed in writing by each of the Parties for the next three-month term of renewal or, otherwise, terminated upon delivery by the Company of a corresponding and follow-up 90 calendar day Company’s Non-Renewal Notice in connection with and within 90 calendar days prior to the end of any such three-month term renewal period. Any such renewal on a three-month basis shall be on the same terms and conditions contained herein unless modified and agreed to in writing by the Parties in advance.

Article 3

POSITION, SERVICES AND DUTIES

Condition of Employment

3.1 The Executive’s employment with the Company is conditional upon satisfactory reference and background checks, in the Company’s sole discretion, and final approval of the Board of Directors. This offer is also conditional up on the Executive providing proof satisfactory to the Company that the Executive is legally able to work in Canada and/or the United States.

Position and Services

3.2 Subject as otherwise herein provided, during the Term and during the continuance of this Agreement the Company hereby agrees to retain the Executive as the Chief Financial Officer and an executive of the Company, and the Executive hereby agrees to accept such position and be subject to the direction and supervision of, and to have the authority as is delegated to the Executive by, the Board of Directors consistent with such position, and the Executive also agrees to accept such position in order to provide such accounting and financial related services as the Board of Directors shall, from time to time, reasonably assign to the Executive and as may be necessary for the ongoing maintenance and development of the Company’s various Business interests during the Term and during the continuance of this Agreement (collectively, the “Services”); it being acknowledged and agreed by each of the Parties that the Services will include, without limitation, those certain job duties and responsibilities as set for the in Schedule “A” which is attached hereto and which forms a material part of this Agreement; and it being also acknowledged and agreed by each of the Parties that the Executive shall commit and provide to the Company the Services on a reasonably sufficient and full-time basis during the Term and during the continuance of this Agreement for which the Company, as more particularly set forth herein, hereby agrees to pay and provide to the order and direction of the Executive each of the proposed compensation amounts as set forth in Article 4 herein.

Authority

3.3 In this regard it is hereby acknowledged and agreed that the Executive shall be entitled to communicate with and shall rely upon the immediate advice, direction and instructions of the Chief Executive Officer of the Company (the “Chief Executive Officer”), or upon the advice or instructions of such other director or officer of the Company as the Chief Executive Officer shall, from time to time, designate in times of the Chief Executive Officer’s absence, in order to initiate, coordinate and implement the Services as contemplated herein subject, at all times, to the final direction and supervision of the Board of Directors.

Place of Employment

3.4 The Executive shall perform the Executive’s Services and duties primarily at the Company’s office located in either Vancouver, British Columbia, Canada, or in San Rafael, California, U.S., and at such other locations as are necessary for the performance of the Services and the duties. The Executive acknowledges that national and international travel will be required. The Executive further agrees that it will not be a breach of this Agreement for the place of employment to be changed.

Hours of Work

3.5 The Executive’s hours of work will be the normal business hours of the Company together with any additional time necessary to discharge the Executive’s duties and responsibilities pursuant to this Agreement. The remuneration described in Article 4 herein is compensation for all hours worked by the Executive. For greater clarity, no overtime will be provided with respect to any hours worked by the Executive outside of normal business hours.

Standard of Performance

3.6 In carrying out the Executive’s duties and responsibilities under this Agreement, the Executive will at all times act faithfully, honestly, competently, and in a manner consistent with the best interests of the Company.

Changing Needs

3.7 As the business needs of the Company may evolve and change over time, the Company may, from time to time, amend the Executive’s duties, responsibilities, title, reporting arrangements and place of work without causing termination or a breach of this Agreement.

Executive Covenant

3.8 Without in any manner limiting the generality of the Services to be provided as set forth in Section 3.2 herein, the Executive shall devote the whole of the Executive’s working time and effort to the Executive’s Services, duties and obligations hereunder and shall use the Executive’s best efforts to promote the interests of the Company and its Affiliates and its and their Subsidiaries; provided, however, that the Executive may serve as an independent director for other entities, subject to the prior written approval of the Board of Directors and such service not placing the Executive into any conflict of interest in respect of the Executive’s duties hereunder and to the Company. Should the Company determine, with the Executive’s prior consent, that the Executive shall be appointed as a director of the Company and other Subsidiaries, with or without extra fees or compensation therefor, the Company will provide the Executive with directors’ and officers’ liability insurance coverage (in terms satisfactory to the Company in its sole discretion and pursuant to applicable plans and policies) for each such appointment.

Conflict of Interest

3.9 The Executive will disclose actual or potential business conflicts of interest to the Company. Any uncertainty as to whether such a conflict exists will be raised by the Executive for determination by the Company, acting reasonably. The Executive will conduct itself so as to avoid any actual or potential conflicts of interest.

Acknowledgement of Fiduciary Obligations

3.10 The Executive acknowledges that the Executive is a fiduciary of the Company and agrees to be bound by the Executive’s common law fiduciary obligations during the Executive’s employment with the Company and following the termination of the Executive’s employment for any reason. The Executive’s fiduciary duties will be supplemental to any other obligations the Executive has under this Agreement.

Concerns

3.11 Recognizing the Company’s commitment to achieving the highest standards of openness and accountability, the Executive shall raise, in a prompt manner, any good faith concerns the Executive has regarding the conduct of the Company’s business or compliance with the Company’s financial, legal or reporting obligations. Such good faith concerns should be brought first to the attention of the Chief Executive Officer and subsequently to the Board of Directors.

Reporting

3.12 The Executive will report to the person holding the office of Chief Executive Officer. The Executive will report fully on the management, operations and business affairs of the Company and advise, to the best of the Executive’s ability and in accordance with reasonable business standards, on business matters that may arise from time to time.

Additional Duties and Obligations of Employment

3.13 Rules and Policies. The Executive hereby acknowledges and agrees to abide by the reasonable rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the same as such rules, regulations, instructions, personnel practices and policies may be reasonably applied to the Executive as an executive of the Company.

3.14 Effort. The Executive will also:

(a)	devote reasonable efforts and attention to the business and affairs of the Company;

(b)	perform the Services in a competent and efficient manner and in a manner consistent with the Executive’s obligations to the Company and in compliance with all the Company policies, and will carry out all lawful instructions and directions from time to time given to the Executive; and

(c)	promote the interests and goodwill of the Company.

3.15 Reports. The Executive acknowledges and agrees that all written and oral opinions, reports, advice and materials provided by the Executive to the Company in connection with the Executive’s employment and the Services hereunder are intended solely for the Company’s benefit and for the Company’s uses only, and that any such written and oral opinions, reports, advice and information are the exclusive property of the Company. In this regard the Executive covenants and agrees that the Company may utilize any such opinion, report, advice and materials for any other purpose whatsoever and, furthermore, may reproduce, disseminate, quote from and refer to, in whole or in part, at any time and in any manner, any such opinion, report, advice and materials in the Company’s sole and absolute discretion. The Executive further covenants and agrees that no public references to the Executive or disclosure of the Executive’s role in respect of the Company may be made by the Executive without the prior written consent of the Chief Executive Officer in each specific instance.

3.16 Business Conduct. The Executive warrants that the Executive shall conduct the business and other activities in a manner which is lawful and reputable and which brings good repute to the Company, the Company’s business interests and the Executive. In particular, and in this regard, the Executive specifically warrants to provide the Services in a sound and professional manner such that the same meets superior standards of performance quality within the standards of the industry or as set by the specifications of the Company. In the event that the Board of Directors has a reasonable concern that the business as conducted by the Executive is being conducted in a way contrary to law or is reasonably likely to bring disrepute to the business interests or to the Company’s or the Executive’s reputation, the Company may require that the Executive make such alterations in the Executive’s business conduct or structure, whether of management or Board of Directors’ representation or employee or sub-licensee representation, as the Board of Directors may reasonably require in its sole and absolute discretion.

3.17 Compliance with Laws. The Executive will comply with all Canadian and foreign laws, whether federal, provincial or state, applicable to the Executive’s respective duties and obligations hereunder and, in addition, hereby represents and warrants that any information which the Executive may provide to any person or company hereunder will, to the best of the Executive’s knowledge, information and belief, be accurate and complete in all material respects and not misleading, and will not omit to state any fact or information which would be material to such person or company.

Article 4

COMPENSATION AND BENEFITS

Monthly Salary

4.1 It is hereby acknowledged and agreed that the Executive shall render the Services as defined hereinabove during the Term and during the continuance of this Agreement and shall thus be compensated from the Effective Date of this Agreement to the termination of the same by way of the payment by the Company to the Executive of the gross monthly salary of CAD$37,035.75 less applicable statutory deductions (the “Monthly Salary”). All such Monthly Salary payments shall be paid in such instalments and at such times and in the same manner as the Company pays its other senior executives generally, but not less than monthly.

Increase in Monthly Salary

4.2 The Company will review the Monthly Salary payable to the Executive from time to time during the Term and during the continuance of this Agreement and may, in its sole and absolute discretion, increase the Monthly Salary depending on the Executive’s performance of the Services and having regard to the financial circumstances of the Company.

Performance Review and Short-Term Incentive Bonus

4.3 It is hereby acknowledged and agreed that for each fiscal year from the Effective Date the Executive’s performance will be reviewed by the Chief Executive Officer and approved by the Board of Directors and/or the Compensation Committee annually. The Executive shall be eligible to receive a short-term incentive payment (each, a “Bonus”) from 0% to up to 100% of the then aggregate annual Monthly Salary on such terms and conditions as the Board of Directors and/or the Compensation Committee in their sole discretion may determine from time to time, based upon such factors as the Board of Directors and/or the Compensation Committee in their sole discretion determines are relevant. The Bonus is subject to the terms and conditions of any applicable Company STIP, as the STIP may be determined by the Company’s Board of Directors and/or Compensation Committee from time to time.

Benefits

4.4 The Executive shall be eligible for participation in the following benefits, perquisites and allowances (each, a “Benefit”):

(a)	Group Benefits. Subject to the terms and conditions of applicable plans and policies, the Executive shall be eligible to participate in all group insured benefit plans and policies provided by the Company to similarly situated executives of the Company employed in Vancouver, British Columbia, Canada (including dental, health and life insurance), as such plans and policies may be amended from time to time, without notice. The Executive is responsible for payment of any long-term disability benefit premium. Payments are automatically deducted bi-weekly and are based on annual income. The Company’s sole obligation will be to pay relevant employer portions of premiums;

(b)	Professional Dues. The Company will pay the Executive’s professional dues necessary to maintaining the Executive’s designation as a Chartered Professional Accountant; and

(c)	RRSP Contribution. In the event the Company establishes an RRSP Contribution Plan, the Executive shall have the right to participate in such a plan.

The Company reserves the right to alter, amend, replace or discontinue any group Benefit plans it may make available to its employees at any time, with or without notice. The Benefit plans that are currently provided to the Company’s senior executive employees are outlined in the Benefits summary booklet, which has been provided to the Executive and which the Executive acknowledges receiving.

LTIPs

4.5 The Executive shall be eligible to participate in any LTIP introduced by the Company from time to time. The terms of such participation and any awards or payments made under the LTIP shall be determined by the Board of Directors and/or the Compensation Committee from time to time in its sole discretion. The Executive will not be entitled to any payment on account of the LTIP, pro-rata or otherwise, for any period beyond the Date of Termination.

Vacation, Personal Days and General Holidays

4.6 Vacation and Personal Days. The Executive shall be entitled to four weeks’ of accrued vacation per calendar year; such vacation to extend for such periods and to be taken at such intervals as shall be appropriate and consistent with the proper performance of the Executive’s duties and as agreed upon between the Executive and the Chief Executive Officer from time to time (the “Vacation”); with any and all Vacation pay to be taken from time to time as mutually agreed as between the Company and the Executive. The Executive will be allowed to carry forward up to 12 months in aggregate of unused Vacation time into the next calendar year, but only to the extent required by applicable employment standards legislation. Notwithstanding the foregoing, in no event shall the Executive utilize in excess of ten consecutive business days of vacation time without notification to and approval from the Chief Executive Officer acting reasonably. The Company shall also provide the Executive with five days of personal and/or sick time off per calendar year (each, a “Personal Day”), however, such Personal Days will not carry forward from one calendar year to the next, and any unused Personal Days at the end of the calendar year in which they are granted shall be forfeited by the Executive without compensation by the Company.

4.7 General Holidays. The Parties hereby acknowledge and agree that the Company recognizes statutory holidays and other holidays: New Year’s Day, Good Friday, Labour Day, Thanksgiving Day, Remembrance Day, Christmas Day and Boxing Day; together with any other paid holiday declared as such by the Province of British Columbia, Canada.

Reimbursement of Expenses

4.8 Upon presentation of proper receipts or other proof of expenditure and subject to such reasonable guidelines or limitations provided by the Company from time to time, the Company shall reimburse the Executive for all reasonable and necessary business and travel expenses actually incurred by the Executive directly in connection with the Business affairs of the Company and the performance of the Executive’s duties hereunder, excluding automobile expenses which are to be borne by the Executive in consideration for the automobile allowance noted above (collectively, the “Expenses”). The Executive shall comply with such reasonable limitations and reporting requirements with respect to such Expenses, including provision of receipts and related documentation, as the Chief Executive Officer may establish from time to time.

Stock-Based Long-Term Compensation Incentive Awards

4.9 Awards. Subject to the following and the provisions of Section 4.10 herein, it is hereby acknowledged and agreed that the Executive, as soon as reasonably possible after the Execution Date hereof, however, subject, at all times, to the then terms and conditions of the Company’s current stock incentive plan (the “Stock Incentive Plan”), will be awarded the following stock-based compensation under the Stock Incentive Plan:

(a)	a vesting incentive stock option (the “Option”) to purchase up to 750,000 common shares of the Company (each, a “Share”), at an exercise price equal to the Company’s closing price on the Exchange the day prior to the award of the Option by the Company to the Executive, for an Option exercise period of not less than five years from the date of the Option award, and vesting as to not less than one-quarter of the Option Shares on the date of the Option award and on each of the dates that are six, 12 and 18 months, respectively, from the date of Option award; and

(b)	a restrictive stock unit award (the “RSU”) to acquire an aggregate of not less than 750,000 RSU Shares of the Company, at a deemed issuance price equal to the Company’s closing price on the Exchange the day prior to the award of the RSU by the Company to the Executive, and vesting as to not less than one-half of the RSUs, and for one Share for each RSU vested, on each day which is 12 and 24 months, respectively, from the date of the RSU award (and the RSU award, together with the Option award, being the “Stock-Based Compensation”).

In this regard it is hereby acknowledged that all prior Stock-Based Compensation awarded to the Executive either prior to or after the Effective Date of this Agreement were negotiated as between the Parties in the context of the stage of development of the Company existing prior to the Effective Date. Correspondingly, it is hereby acknowledged and agreed that any further Stock-Based Compensation award by the Company to the Executive shall be reviewed at the request of either Party on a reasonably consistent basis during the Term and during the continuance of this Agreement and in no event less than annually.

4.10 Award registration and compliance. In this regard, and subject also to the following, it is hereby acknowledged and agreed that the exercise of any such Options and the vesting of any such RSUs shall be subject, at all times, to such vesting and resale provisions as may then be contained in the Company’s Stock Incentive Plan and as may be finally determined by the Board of Directors and/or the Company’s Compensation Committee, acting reasonably. In this regard, and in accordance with the terms and conditions of each final form of Company Option and RSU award agreements, as the same may exist from time to time, the Parties hereby also acknowledge and agree that:

(a)	Registration of Shares under the Options and RSUs: the Company will use reasonable commercial efforts to file with the United States Securities and Exchange Commission (the “SEC”) a registration statement on Form S-8 (the “Form S-8 Registration Statement”) within one year after the Effective Date hereof covering the issuance of all Shares of the Company underlying the then issued Options and RSUs, and such Form S-8 Registration Statement shall comply with all requirements of the United States Securities Act of 1933, as amended (the “Securities Act”). In this regard the Company shall use its best efforts to ensure that the Form S-8 Registration Statement remains effective as long as such Options and the RSUs are outstanding, and the Executive fully understands and acknowledges that these Shares will be issued in reliance upon the exemption afforded under the Form S-8 Registration Statement which is available only if the Executive acquires such Shares for investment and not with a view to distribution. The Executive is familiar with the phrase “acquired for investment and not with a view to distribution” as it relates to the Securities Act and the special meaning given to such term in various releases of the SEC;

(b)	Section 16 compliance: the Company shall ensure that all grants of Options and RSUs are made to ensure compliance with all applicable provisions of the exemption afforded under Rule 16b-3 promulgated under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). Without limiting the foregoing, the Company shall have an independent committee of the Board of Directors approve each grant of Options and RSUs to the Executive and, if required, by the applicable regulatory authorities and the shareholders of the Company. If and when required, the Company shall file, on behalf of the Executive, all reports required to filed with the SEC pursuant to the requirements of Section 16(a) under the Exchange Act and applicable rules and regulations; and

(c)	Disposition of any Shares: the Executive further acknowledges and understands that, without in anyway limiting the acknowledgements and understandings as set forth hereinabove, the Executive agrees that the Executive shall in no event make any disposition of all or any portion of the Shares which the Executive may acquire hereunder unless and until:

(i)	there is then in effect a “Registration Statement” under the Securities Act covering such proposed disposition and such disposition is made in accordance with said Registration Statement; or

(ii)	(A) the Executive shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, (B) the Executive shall have furnished the Company with an opinion of the Executive’s own counsel to the effect that such disposition will not require registration of any such Shares under the Securities Act and (C) such opinion of the Executive’s counsel shall have been concurred in by counsel for the Company and the Company shall have advised the Executive of such concurrence.

No other Benefits

4.11 The Executive is not entitled to any other payment, benefit, perquisite, allowance or entitlement other than as specifically set out in this Agreement or as otherwise approved by the Chief Executive Officer and agreed to in writing and signed by either of the Company and the Executive.

Payment of compensation and status as a taxable employee

4.12 It is hereby also acknowledged and agreed that, unless otherwise agreed to in advance and in writing by the Parties, the Executive will be classified as a taxable employee of the Company for all purposes, such that all compensation which is provided by the Company to the Executive under this Agreement, or otherwise, will be calculated on a net basis and otherwise for which statutory taxes will first be deducted by the Company.

Article 5

TERMINATION

Termination

5.1 Notwithstanding any other provision in this Agreement, the Executive’s employment may be terminated at any time as follows:

(a)	Death. This Agreement and the Executive’s employment shall automatically terminate upon the death of the Executive. In such event, the Company shall provide, and the Executive shall be entitled to receive, the payments and entitlements as set out in Section 5.3 herein;

(b)	Total Disability. The Company may terminate this Agreement and the Executive’s employment at any time as a result of Total Disability upon providing 30 calendar days’ written notice to the Executive. In such event, the Company shall provide, and the Executive shall be entitled to receive, the payments, benefits and entitlements as set out in Section 5.4 herein;

(c)	Just Cause. The Company may terminate this Agreement and the Executive’s employment at any time forthwith for any Just Cause;

(d)	Non-Renewal. This Agreement and the Executive’s employment shall terminate upon the delivery of a Company’s Non-Renewal Notice after the Term in accordance with Section 2.2 herein. In such event, the Company shall provide, and the Executive shall be entitled to receive, the payments, benefits and entitlements as set out in Section 5.5 herein;

(e)	Without Just Cause. The Company may terminate this Agreement and the Executive’s employment at any time without Just Cause and for any reason or no reason whatsoever by providing written notice to the Executive specifying the effective Date of Termination (which may be forthwith). In such event, the Company shall provide, and the Executive shall be entitled to receive, the payments, benefits and entitlements as set out in Section 5.6 herein;

(f)	Resignation. The Executive may terminate this Agreement and the Executive’s employment at any time by providing written notice to the Board of Directors specifying the Date of Termination (such date being not less than three months after the date of the Executive’s written notice). The Company may elect to deem any date prior to the date specified in the notice as the Date of Termination. For greater certainty, the Executive shall not be entitled to any further payments whatsoever beyond the date specified by the Company; and

(g)	Change of Control. The Executive may terminate this Agreement and the Executive’s employment at any time in connection with any Change of Control of the Company by providing not less than 90 calendar days’ notice in writing of said Date of Termination to the Company after the Change of Control has been effected; provided, however, that the Company may waive or abridge any notice period specified in such notice in its sole and absolute discretion; and provided, further, that the Company will be entitled to carefully review and object to any said Change of Control designation by the Executive within 30 calendar days of said notice; the final determination of which, upon dispute, if any, to be determined by arbitration in accordance with Article 11 herein.

Termination for Just Cause or Resignation

5.2 If this Agreement and the Executive’s employment is terminated pursuant to subsections 5.1(c) or 5.1(f) herein, then the Company shall pay to the Executive an amount equal to the Monthly Salary and Vacation pay earned by and payable to the Executive up to the Date of Termination, and the Executive shall have no entitlement to any further notice of termination, payment in lieu of notice of termination, severance, continuation of benefits or any damages whatsoever. Participation in all bonus plans (specifically including any Bonus) or other equity or profit participation plans terminates immediately upon the Date of Termination and the Executive shall not be entitled to any additional bonus or incentive award, pro rata or otherwise, except as may have been owing to the Executive for the Company’s completed fiscal year immediately preceding the Date of Termination and including, without limitation, any Bonus payable hereunder.

Termination by Reason of Death

5.3 If this Agreement and the Executive’s employment is terminated pursuant to subsection 5.1(a) herein, then the Company shall pay to and provide the Executive’s estate and, if applicable, the Executive’s immediate family members, with the following:

(a)	pay an amount equal to the Monthly Salary and Vacation pay earned by and payable to the Executive up to the Date of Termination; and the Executive shall then have no entitlement to any further notice of termination, payment in lieu of notice of termination, severance, continuation of benefits or any damages whatsoever save and except any entitlements to statutory termination, continuation of benefits and severance pay that may be required in such circumstances;

(b)	pay the Executive’s annual performance Bonus entitlements (if any) calculated pro rata for the period up to the Date of Termination based on the achievement of the objectives to such date, such payment(s) being made immediately if the amount can be readily determined but, in any event, no later than 30 calendar days following the Board of Directors’ approval of the audited financial statements for the fiscal year in which the Date of Termination occurs; and the Executive shall then no right to further participation in all Company bonus plans or other equity or profit participation plans which terminate immediately upon the Date of Termination; and

(c)	subject to the Company’s then Stock Incentive Plan and the rules and policies of any regulatory authority and stock exchange having jurisdiction over the Company, allow for the Executive’s estate to then exercise any unexercised and fully vested portion of any Stock Options on the Date of Termination at any time during 12 months from the Date of Termination (the “Vested Stock Option Exercise Period”).

Termination by Reason of Total Disability

5.4 If this Agreement and the Executive’s employment is terminated pursuant to subsection 5.1(b) herein, then the Company shall pay to and provide the Executive with the following:

(a)	pay an amount equal to the Monthly Salary and Vacation pay earned by and payable to the Executive up to the Date of Termination; and the Executive shall then have no entitlement to any further notice of termination, payment in lieu of notice of termination, severance, continuation of benefits or any damages whatsoever save and except any entitlements to statutory termination, continuation of benefits and severance pay that may be required in such circumstances;

(b)	pay the Executive’s annual performance Bonus entitlements (if any) calculated pro rata for the period up to the Date of Termination based on the achievement of the objectives to such date, such payment(s) being made immediately if the amount can be readily determined but, in any event, no later than 30 calendar days following the Board of Directors’ approval of the audited financial statements for the fiscal year in which the Date of Termination occurs; and the Executive shall then no right to further participation in all Company bonus plans or other equity or profit participation plans which terminate immediately upon the Date of Termination;

(c)	subject to provisions of any Company plans and arrangements under which Benefits are being provided to the Executive hereunder, continue each of the Executive’s Benefits in full force and effect for a period of 12 months from the Date of Termination; and

(d)	subject to the Company’s then Stock Incentive Plan and the rules and policies of any regulatory authority and stock exchange having jurisdiction over the Company, allow for the Executive to then exercise any unexercised and fully vested portion of any Stock Options on the Date of Termination at any time during the Vested Stock Option Exercise Period.

Termination Without Just Cause

5.5 If this Agreement and the Executive’s employment is terminated by the Company without Just Cause pursuant to subsection 5.1(e) herein, then the following provisions shall apply:

(a)	the Company shall pay to the Executive an amount equal to the Monthly Salary and Vacation pay earned by the Executive and payable to the Executive up to the Date of Termination, together with any other Vacation pay required to comply with applicable employment standards legislation;

(b)	the Company shall pay to the Executive the Executive’s annual performance Bonus entitlements (if any) calculated pro rata for the period up to the Date of Termination based on achievement of the objectives to such date, such payment(s) being made not later than 30 calendar days following the Board of Directors’ approval of the audited financial statements for the fiscal year in which the Date of Termination occurs;

(c)	the Company shall pay to the Executive, as severance, an amount equal to six months’ of Monthly Salary for each year of employment under this Agreement commencing on the Originating Date and ending on the Date of Termination, up to a total maximum of 18 months (the “Severance Period”) of Monthly Salary, based on the Executive’s Monthly Salary as at the Date of Termination (collectively, the “Severance Amount” herein). The final Severance Amount will be prorated for any period of time which is less than a full year from the Originating Date. Unless otherwise agreed to in writing between the Parties, the foregoing Severance Amount shall be paid as an equal pro rata monthly payment over the Severance Period, with the first monthly payment payable within 30 calendar days of the Date of Termination and subsequent payment payable on a monthly basis thereafter;

(d)	subject to provisions of any Company plans and arrangements under which Benefits are being provided to the Executive hereunder, continue each of the Executive’s Benefits to remain in full force and effect for a period of 12 months from the Date of Termination; and

(e)	subject to the Company’s then Stock Incentive Plan and the rules and policies of any regulatory authority and stock exchange having jurisdiction over the Company, allow for the Executive to then exercise any unexercised and fully vested portion of any Stock Options on the Date of Termination at any time during the Vested Stock Option Exercise Period.

Termination for Good Reason by the Executive for a Change of Control

5.6 Termination by the Executive. Notwithstanding any other provision of this Agreement, if, within 12 months following a Change of Control: (i) the Executive’s employment with the Company is terminated without Just Cause; or (ii) the Executive terminates the Executive’s employment for Good Reason; then the Company shall pay to and provide the Executive with the following:

(a)	the Company shall pay to the Executive an amount equal to the Monthly Salary and Vacation pay earned by the Executive and payable to the Executive up to the Date of Termination, together with any other Vacation pay required to comply with applicable employment standards legislation;

(b)	the Company shall pay to the Executive the Executive’s annual performance Bonus entitlements (if any) calculated pro rata for the period up to the Date of Termination based on achievement of the objectives to such date, such payment(s) being made not later than 30 calendar days following the Board of Directors’ approval of the audited financial statements for the fiscal year in which the Date of Termination occurs;

(c)	the Company shall pay to the Executive, as severance, an amount equal to the Severance Amount as hereinbefore provided for. The final Severance Amount will be prorated for any period of time which is less than a full year from the Originating Date. Unless otherwise agreed to in writing between the Parties, the foregoing Severance Amount shall be paid as an equal pro rata monthly payment over the Severance Period, with the first monthly payment payable within 30 calendar days of the Date of Termination and subsequent payments payable on a monthly basis thereafter;

(d)	subject to provisions of any Company plans and arrangements under which Benefits are being provided to the Executive hereunder, continue each of the Executive’s Benefits to remain in full force and effect for a period of 12 months from the Date of Termination; and

(e)	subject to the Company’s then Stock Incentive Plan and the rules and policies of any regulatory authority and stock exchange having jurisdiction over the Company, allow for the Executive to then exercise any unexercised and fully vested portion of any Stock Options on the Date of Termination at any time during the Vested Stock Option Exercise Period.

Executive to Provide Release

5.7 The Executive acknowledges and agrees that the payments pursuant to this Article 5 shall be in full satisfaction of all terms of termination of the Executive’s employment, including termination pay, benefits continuation and severance pay pursuant to all applicable laws, as amended from time to time, the minimum provisions of which are deemed incorporated into this Agreement and which shall prevail to the extent greater. Except as otherwise provided in this Article 5, the Executive shall not be entitled to any further notice of termination, payment in lieu of notice of termination, severance, benefits continuation, damages, or any additional compensation whatsoever. As a condition precedent to any payments or benefits pursuant to Sections 5.3, 5.4, 5.5 and 5.6 herein, the Executive shall deliver a full and final release from all actions or claims, known and unknown, in connection with the Executive’s employment with the Company or the termination thereof in favour of the Company, its Affiliates, and all of their respective officers, directors, trustees, shareholders, employees, attorneys, insurers and agents, such release to be in a form satisfactory to the Company. No payments or benefits under Sections 5.3, 5.4, 5.5 and 5.6 herein shall be made until such release has been signed and returned by the Executive.

Executive to Provide Resignation

5.8 The Executive covenants and agrees that, upon any termination of this Agreement and of the Executive’s employment, howsoever caused, the Executive shall forthwith tender the Executive’s resignation from all offices, directorships and trusteeships then held by the Executive at the Company or any of the Affiliates, such resignation to be effective upon the Date of Termination. If the Executive fails to resign as set out above, the Executive will be deemed to have resigned from all such offices, directorships and trusteeships, and the Company is hereby authorized by the Executive to appoint any person in the Executive’s name and on the Executive’s behalf to sign any documents or do anything necessary or required to give effect to such resignation.

Return of Property

5.9 All equipment, keys, pass cards, credit cards, software, material, data, written correspondence, memoranda, communication, reports, or other documents or property pertaining to the business of the Company used or produced by the Executive in connection with the Executive’s employment, or in the Executive’s possession or under the Executive’s control, shall at all times remain the property of the Company. The Executive shall return all property of the Company in the Executive’s possession or under the Executive’s control in good condition forthwith upon any request by the Company or upon any termination of this Agreement and of the Executive’s employment (regardless of the reason for such termination).

Article 6

CONFIDENTIALITY

Acknowledgements of the Executive

6.1 In the course of the Executive’s employment with the Company, the Executive has and will be exposed to and will have an opportunity to learn or otherwise become aware of Confidential Information; the Confidential Information is a valuable asset which is the property of the Company exclusively, the unauthorized use or disclosure of which would cause very serious harm to the economic interests of the Company; and it is important in the interests of the Company that the Confidential Information remain the exclusive confidential property of the Company and that it not be used or disclosed except in accordance with the knowledge and consent of the Company and in the Company’s best interests.

Confidential Information to be Kept in Confidence

6.2 Confidential Information to be Kept. The Executive agrees that at all times during the period of the Executive’s employment and at all times following termination of the Executive’s employment for any reason whatsoever:

(a)	the Executive will hold in confidence and keep confidential all Confidential Information;

(b)	the Executive will not directly or indirectly use any Confidential Information except in the course of performing duties as an employee of the Company with the knowledge and consent of the Company in the Company’s interests;

(c)	the Executive will not directly or indirectly disclose any Confidential Information to any person or entity, except in the course of performing duties as an employee of the Company with the knowledge and consent of the Company in the Company’s interests; and

(d)	without limiting the generality of the foregoing, the Executive will not directly or indirectly record, copy, publish, disclose, or otherwise disseminate Confidential Information by way of social media, text messaging, email, public website, online forums, news media, or to any location outside the Company’s internal network.

6.3 Disclosure. Nothing in this Agreement will prevent the Executive, following termination of the Executive’s employment with the Company, from making use of or disclosing:

(a)	any Confidential Information which is or becomes a matter of Public Knowledge;

(b)	any Confidential Information of which the Executive had specific knowledge prior to the Executive’s employment with the Company, except to the extent that such Confidential Information has become the property of the Company under Article 7 herein; or

(c)	any Confidential Information of which the Executive obtains specific knowledge following the termination of the Executive’s employment with the Company from a third party, unless the third party obtained such Confidential Information directly or indirectly from an individual in violation of any duty of confidence owed to the Company;

provided that the that the Executive is able to prove the existence of the circumstances referred to in subsections 6.3 (a), 6.3(b) or 6.3(c) herein.

Protection of Confidential Information

6.4 While employed by the Company and following the termination of this Agreement and the Executive’s employment (regardless of the reason for any termination), the Executive shall not, directly or indirectly, in any way use or disclose to any person any Confidential Information except as provided for herein. The Executive agrees and acknowledges that the Confidential Information of the Company is the exclusive property of the Company to be used exclusively by the Executive to perform the Executive’s Services and duties and fulfil the Executive’s obligations to the Company and not for any other reason or purpose. Therefore, the Executive agrees to hold all such Confidential Information in trust for the Company, and the Executive further confirms and acknowledges the Executive’s fiduciary duty to use best efforts to protect the Confidential Information, not to misuse such information, and to protect such Confidential Information from any misuse, misappropriation, harm or interference by others in any manner whatsoever. The Executive agrees to protect the Confidential Information regardless of whether the information was disclosed in verbal, written, electronic, digital, visual or other form, and the Executive hereby agrees to give notice immediately to the Company of any unauthorized use or disclosure of Confidential Information of which the Executive becomes aware. The Executive further agrees to assist the Company in remedying any such unauthorized use or disclosure of Confidential Information. In the event that the Executive is requested or required to disclose to third parties any Confidential Information or any memoranda, opinions, judgments or recommendations developed from the Confidential Information, the Executive will, prior to disclosing such Confidential Information, provide the Company with prompt written notice of such request(s) or requirement(s) so that the Company may seek appropriate legal protection or waive compliance with the provisions of this Agreement. The Executive will not oppose action by, and will cooperate with, the Company to obtain legal protection or other reliable assurance that confidential treatment will be accorded the Confidential Information. The restrictions on the Executive’s use or disclosure of any Company information, including Confidential Information as set forth in this Article 6, shall continue following the expiration or termination of this Agreement regardless of the reasons for or manner of such termination.

Corporate Opportunity

6.5 Any business opportunities related in any way to the Business and affairs of the Company or any of its Affiliates which become known to the Executive during the Executive’s employment hereunder shall be fully disclosed and made available to the Company and shall not be appropriated by the Executive under any circumstance without the prior written consent of the Company.

Non-Disparagement

6.6 The Executive agrees that, during the Term or any renewal of the Executive’s employment and at all times following the termination of the Executive’s employment for any reason whatsoever, not to make any statements, written or verbal, nor cause or encourage others to make any statements, written or verbal, that defame, disparage or in any way criticize the personal or business reputations, practices or conduct of the Company, its shareholders, officers, directors, employees, agents advisors, partners, affiliates or consultants.

Article 7

POST-EMPLOYMENT RESTRICTIVE COVENANTS

Non-Solicitation of Customers

7.1 Given the nature of the Executive’s role and the relationships the Executive will develop with the Company’s customers, the Executive recognizes and agrees that it would be both unfair and unreasonable for the Executive to engage these customers, for competitive purposes, immediately upon the cessation of the Executive’s employment with the Company. As a result, the Executive agrees that the Executive will not, during the Term and any renewal of the Executive’s employment and for a period of 12 months thereafter, regardless of the basis upon which the Executive’s employment terminates, directly or indirectly, call upon, solicit or otherwise interfere with the Company’s relationship with any customer or prospective customer that the Executive had direct contact with or made a sale to, on behalf of the Company (each, a “Customer”), at any point during the 12 months preceding the date on which this Agreement is terminated, unless such solicited business is wholly unrelated to the business then being carried on by the Company.

Non-Interference

7.2 The Executive covenants to not (without prior written consent of the Company) at any time during the Executive’s employment with the Company, nor for a period of 12 months thereafter, interfere with any contractual relationship between the Company and any party that was a licensor, buyer, customer, partner, joint venturer or vendor (each, a “Contract Partner”) of the Company or that the Company was actively soliciting to be a Contract Partner during the 12 month period preceding that date upon which the Employee ceases to be employed by the Company. For purposes of this Section, the Employee shall be deemed to interfere with a contractual relationship with a Contract Partner if (i) the Employee takes any action that the Employee, or a person in a similar position, should reasonably anticipate could result in a material adverse change of the terms of such relationship or (ii) the Employee disparages the Company, or its directors, officers, stockholders or employees, in any manner reasonably foreseeable to be harmful to the Company, or its reputation, or the personal or business reputation of such directors, officers, stockholders or employees; provided that Employee may respond accurately and fully to any question, inquiry or request for information when required by legal process.

Non-Solicitation of Company Employees

7.3 The Executive further agrees that the Executive will not, during the Term and any renewal of the Executive’s employment and for a period of 12 months thereafter, regardless of the basis upon which the Executive’s employment terminates, directly or indirectly influence or try to influence any employee of or consultant to the Company to resign his or her employment or engagement with the Company.

Representations and Warranties

7.4 Representations and Warranties. The Executive acknowledges that:

(a)	the Business of the Company is carried on throughout Canada and the United States of America and that the Company is interested in and solicits or canvasses opportunities across Canada and the United States of America;

(b)	the reputation of the Company in its industry and its relationships with customers are the result of hard work, diligence and perseverance on behalf of the Company over an extended period of time; and

(c)	the nature of the Business is such that the ongoing relationship between the Company and its customers is material and has a significant effect on the ability of the Company to continue to obtain business from its customers with respect to both long term and new projects.

hereby represents and warrants that the Executive is subject to no contractual or other restriction or obligation that will in any manner limit the Executive’s obligations under this Agreement or activities on behalf of the Company. The Executive hereby represents and warrants to the Company that the Executive has no continuing obligations to any person (i) with respect to any previous invention, discovery or other item of intellectual property or (ii) that require the Executive not to disclose the same.

7.5 Representations and Warranties necessary. The Executive acknowledges that that the post-employment restrictions set out in this Article 7 are fair, reasonable and necessary to protect the legitimate interests of the Company. The Executive further acknowledges and agrees that irreparable harm will be suffered by the Company in the event of the Executive’s breach or threatened breach of any of the restrictions set out in this Article 7, and that the Company will be entitled, in addition to any other rights and remedies that it may have at law or equity, to a temporary or permanent injunction from a court of competent jurisdiction restraining the Executive from engaging in or continuing any such breach.

Company

7.6 For the purposes of this Article, references to the “Company” shall be deemed to include the Company, its successors (whether direct or indirect) by purchase, amalgamation, merger or otherwise of the Business, and their respective Affiliates and their subsidiaries.

Article 8

INTELLECTUAL PROPERTY

Exclusive Property

8.1 The Executive hereby acknowledges and agrees that the Company is the owner of all Intellectual Property made, developed, invented, authored, conceived of, reduced to practice, or otherwise created by the Executive, whether in whole or in part, alone or with others, whether at the Company’s place of business or otherwise, and during the course of, as a result of, or related to the duties or activities of the Executive’s employment with the Company (collectively, the “Developments”) since the Executive commenced employment with the Company. Any and all Developments will be and remain the exclusive property of the Company and the Executive will have no right, title or interest therein, including moral rights, and the Company will have the sole and exclusive right, title and interest, in and to the Developments, which right will continue notwithstanding the termination of the Executive’s employment for any reason whatsoever.

Work for Hire

8.2 For purposes of all applicable copyright laws to the extent, if any, that such laws are applicable to any such Invention or any such service or product, it shall be considered a work made for hire and the Company shall be considered the author thereof.

Disclosure

8.3 The Executive will promptly disclose to the Company, or any persons designated by it, all Inventions and all such services or products.

Assignment of Rights

8.4 The Executive hereby assigns and waives, and will assign and waive, to or on behalf of the Company, and the Company’s successors, assigns, or other legal representatives, any and all right, title and interest, including any moral rights, that the Executive may have in and to the Developments. The Executive further agrees to maintain at all times adequate and current records relating to the creation and development of the Developments, which records shall be and shall remain the property of the Company and the Executive will promptly disclose in writing all of the foregoing to the Company.

Moral Rights

8.5 The Executive hereby waives and further agrees to, from time to time as such Inventions arise, waive for the benefit of the Company and its successors or assigns all the Executive‘s moral rights in respect of the Inventions.

Intellectual Property Protection

8.6 The Company will have the sole and exclusive right to apply for, prosecute, obtain and maintain any patents, design patents, copyrights, industrial designs, domain name registrations, or trademark registrations and any other applications, registrations or grants of rights analogous thereto in any and all countries throughout the world in respect of any Developments and the Executive will, whether during or subsequent to the Executive’s employment, assist the Company, at the Company's expense, with recording or securing the Company's right, title and interest in and to the Developments, including agreeing to execute any applications, transfers, assignments, waivers, powers of attorney or other documents as the Company may consider necessary or desirable, or to take any action deemed necessary or desirable by the Company, for prosecuting, issuing, enforcing, obtaining, maintaining or vesting in or assigning any of the foregoing with or to the Company in any and all countries of the world.

Representations and Warranties

8.7 The Executive hereby represents and warrants that the Executive is subject to no contractual or other restriction or obligation that will in any manner limit the Executive’s obligations under this Agreement or activities on behalf of the Company. The Executive hereby represents and warrants to the Company that the Executive has no continuing obligations to any person (i) with respect to any previous invention, discovery or other item of intellectual property or (ii) that require the Executive not to disclose the same.

Article 9

SURVIVAL, ENFORCEABILITY AND REMEDIES

Remedy

9.1 The Executive acknowledges and agrees that the Executive is employed in a fiduciary capacity, with obligations of trust and loyalty owed by the Executive to the Company. Accordingly, the Executive agrees that the restrictions in Articles 6, 7 and 8 herein are reasonable in the circumstances of the Executive’s employment and that the Business and affairs of the Company cannot be properly protected from the adverse consequences of the actions of the Executive other than by the restrictions set forth in this Agreement. If any of the restrictions are determined to be unenforceable as going beyond what is reasonable in the circumstances for the protection of the interests of the Company but would be valid; for example, if the scope of their time periods or geographic areas were limited; the Parties consent to the court making such modifications as may be required and such restrictions shall apply with such modifications as may be necessary to make them valid and effective.

Injunctions, etc.

9.2 The Executive acknowledges and agrees that, in the event of a breach of the covenants, provisions and restrictions in Articles 6, 7 and 8 herein by the Executive, the Company’s remedy in the form of monetary damages will be inadequate. Therefore, the Company shall be and is hereby authorized and entitled, in addition to all other rights and remedies available to it, to apply to a court of competent jurisdiction for interim and permanent injunctive relief and an accounting of all profits and benefits arising out of such breach without the necessity of posting a bond or other security.

Loss of Entitlements

9.3 In addition to all other rights and remedies available to the Company, the Executive acknowledges and agrees that the Executive will immediately lose and not be entitled to the payments and benefits set out in Article 6 herein if the Executive breaches any of the covenants in Articles 6, 7 or 8 herein.

Survival

9.4 Each and every provision of Articles 6, 7, 8 and 9 herein shall survive the termination of this Agreement and the Executive’s employment hereunder (regardless of the reason for such termination).

Article 10

INDEMNIFICATION AND LEGAL PROCEEDINGS

Indemnification

10.1 The Parties hereby each agree to indemnify and save harmless the other Party and including, where applicable, the other Party’s respective subsidiaries and affiliates and each of their respective directors, officers, associates, affiliates and agents (each such party being an “Indemnified Party”), harmless from and against any and all losses, claims, actions, suits, proceedings, damages, liabilities or expenses of whatever nature or kind and including, without limitation, any investigation expenses incurred by any Indemnified Party, to which an Indemnified Party may become subject by reason of the terms and conditions of this Agreement.

No indemnification

10.2 This indemnity will not apply in respect of an Indemnified Party in the event and to the extent that a Court of competent jurisdiction in a final judgment shall determine that the Indemnified Party was grossly negligent or guilty of wilful misconduct.

Claim of indemnification

10.3 The Parties agree to waive any right they might have of first requiring the Indemnified Party to proceed against or enforce any other right, power, remedy, security or claim payment from any other person before claiming this indemnity.

Notice of claim

10.4 In case any action is brought against an Indemnified Party in respect of which indemnity may be sought against either of the Parties (said Party then being the “Indemnitee”), the Indemnified Party will give both Parties prompt written notice of any such action of which the Indemnified Party has knowledge and the Indemnitee will undertake the investigation and defense thereof on behalf of the Indemnified Party, including the prompt employment of counsel acceptable to the Indemnified Party affected and the Indemnitee and the payment of all expenses. Failure by the Indemnified Party to so notify shall not relieve the Indemnitee of the Indemnitee‘s obligation of indemnification hereunder unless (and only to the extent that) such failure results in a forfeiture by the Indemnitee of substantive rights or defenses.

Settlement

10.5 No admission of liability and no settlement of any action shall be made without the consent of each of the Parties and the consent of the Indemnified Party affected, such consent not to be unreasonable withheld.

Legal Proceedings

10.6 Notwithstanding that the Indemnitee will undertake the investigation and defense of any action, an Indemnified Party will have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel will be at the expense of the Indemnified Party unless:

(a)	such counsel has been authorized by the Indemnitee;

(b)	the Indemnitee has not assumed the defense of the action within a reasonable period of time after receiving notice of the action;

(c)	the named parties to any such action include that any Party and the Indemnified Party shall have been advised by counsel that there may be a conflict of interest between any Party and the Indemnified Party; or

(d)	there are one or more legal defenses available to the Indemnified Party which are different from or in addition to those available to any Party.

Contribution

10.7 If for any reason other than the gross negligence or bad faith of the Indemnified Party being the primary cause of the loss claim, damage, liability, cost or expense, the foregoing indemnification is unavailable to the Indemnified Party or insufficient to hold them harmless, the Indemnitee shall contribute to the amount paid or payable by the Indemnified Party as a result of any and all such losses, claim, damages or liabilities in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnitee on the one hand and the Indemnified Party on the other, but also the relative fault of the Indemnitee and the Indemnified Party and other equitable considerations which may be relevant. Notwithstanding the foregoing, the Indemnitee shall in any event contribute to the amount paid or payable by the Indemnified Party, as a result of the loss, claim, damage, liability, cost or expense (other than a loss, claim, damage, liability, cost or expenses, the primary cause of which is the gross negligence or bad faith of the Indemnified Party), any excess of such amount over the amount of the fees actually received by the Indemnified Party hereunder.

Article 11
ARBITRATION

Matters for arbitration

11.1 Except for matters of indemnity or in the case of urgency to prevent material harm to a substantive right or asset, the Parties agree that all questions or matters in dispute with respect to this Agreement shall be submitted to arbitration pursuant to the terms hereof. This provision shall not prejudice a Party from seeking a Court order or assistance to garnish or secure sums or to seek summary remedy for such matters as counsel may consider amenable to summary proceedings.

Notice

11.2 It shall be a condition precedent to the right of any Party to submit any matter to arbitration pursuant to the provisions hereof that any Party intending to refer any matter to arbitration shall have given not less than five business days’ prior written notice of its intention to do so to the other Party together with particulars of the matter in dispute. On the expiration of such five business days the Party who gave such notice may proceed to refer the dispute to arbitration as provided for herein. Except for matters of indemnity or in the case of urgency to prevent material harm to a substantive right or asset, the Parties agree that all questions or matters in dispute with respect to this Agreement shall be submitted to arbitration pursuant to the terms hereof. This provision shall not prejudice a Party from seeking a Court order or assistance to garnish or secure sums or to seek summary remedy for such matters as counsel may consider amenable to summary proceedings.

Appointments

11.3 The Party desiring arbitration shall appoint one arbitrator, and shall notify the other Party of such appointment, and the other Party shall, within five business days after receiving such notice, appoint an arbitrator, and the two arbitrators so named, before proceeding to act, shall, within five business days of the appointment of the last appointed arbitrator, unanimously agree on the appointment of a third arbitrator, to act with them and be chairperson of the arbitration herein provided for. If the other Party shall fail to appoint an arbitrator within five business days after receiving notice of the appointment of the first arbitrator, and if the two arbitrators appointed by the Parties shall be unable to agree on the appointment of the chairperson, the chairperson shall be appointed in accordance with the provisions of the International Commercial Arbitration Act (British Columbia) (the “Arbitration Act”). Except as specifically otherwise provided in this section, the arbitration herein provided for shall be conducted in accordance with such Arbitration Act. The chairperson, or in the case where only one arbitrator is appointed, the single arbitrator, shall fix a time and place in Greater Vancouver, British Columbia, Canada, for the purpose of hearing the evidence and representations of the Parties, and the chairperson shall preside over the arbitration and determine all questions of procedure not provided for by the Arbitration Act or this section. After hearing any evidence and representations that the Parties may submit, the single arbitrator, or the arbitrators, as the case may be, shall make an award and reduce the same to writing, and deliver one copy thereof to each of the Parties. The expense of the arbitration shall be paid as specified in the award.

Award

11.4 The Parties agree that the award of a majority of the arbitrators, or in the case of a single arbitrator, of such arbitrator, shall be final and binding upon each of them.

Article 12

OTHER PROVISIONS

Recitals

12.1 The Company and the Executive represent and warrant to each other that the Recitals set out above are true.

Currency

12.2 All amounts payable pursuant to this Agreement are expressed in United States currency and shall be paid in Canadian or United States currency depending on which country the Executive resides in at the time is payment is owing.

Withholding

12.3 All amounts paid or payable and all benefits, perquisites, allowances or entitlements provided to the Executive under this Agreement are subject to applicable taxes and withholdings. Accordingly, the Company shall be entitled to deduct and withhold from any amount payable to the Executive hereunder such sums that the Company is required to withhold pursuant to any federal, provincial, state, local or foreign withholding or other applicable taxes or levies. Notwithstanding the foregoing, the Executive acknowledges and agrees that he is solely responsible for all tax liability arising from the Executive’s receipt of any payments, benefits, perquisites, allowances or entitlements as set out in this Agreement.

Rights and Waivers

12.4 All rights and remedies of the parties are separate and cumulative, and none of them, whether exercised or not, shall be deemed to be to the exclusion of any other rights or remedies or shall be deemed to limit or prejudice any other legal or equitable rights or remedies which either of the parties may have. Any purported waiver of any default, breach or non-compliance under this Agreement is not effective unless in writing and signed by the party to be bound by the waiver. No waiver shall be inferred from or implied by any failure to act or delay in acting by a party in respect of any default, breach or non-observance or by anything done or omitted to be done by the other party. The waiver by a party of any default, breach or non-compliance under this Agreement shall not operate as a waiver of that party’s rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance (whether of the same or any other nature).

No Representation or Claims

12.5 The Executive agrees that the Executive has not been induced to enter into this Agreement by reason of any statement, representation, understanding or promise not expressly set out in this Agreement. The Executive has no claim against the Company arising from any Services provided by the Executive to the Company in any capacity prior to the Effective Date of this Agreement.

Governing Law

12.6 The situs of this Agreement is Vancouver, British Columbia, Canada, and for all purposes this Agreement will be governed exclusively by and construed and enforced in accordance with the laws prevailing in the Province of British Columbia, Canada, and the federal laws of Canada applicable thereto.

Notices

12.7 Any notice or other communication or writing required or permitted to be given under this Agreement or for the purposes of this Agreement will be in writing and will be sufficiently given if delivered personally, or if transmitted by facsimile transmission (with original to follow by mail) or other form of recorded communication, tested prior to transmission, to:

(a)	if to the Company:

Damon Motors Inc.

4601 Canada Way, Suite #402, Burnaby, British Columbia, Canada, V5G 4X7

Attention:	Dominique Kwong, Chief Executive Officer
Phone:	***
E-mail:	***

with a copy to counsel for the Company:

McMillan LLP

Suite 1500, 1055 West Georgia Street, Vancouver, British Columbia, Canada, V6E 4N7

Attention:	Thomas J. Deutsch
Phone:	(604) 691-7445
E-mail:	thomas.deutsch@mcmillan.ca; and

(b)	if to the Executive:

Bal Bhullar

***

Phone:	***
E-mail:	***

or to such other address as the Party to whom such notice is to be given will have last notified the Party giving the same in the manner provided in this section. Any notice so delivered will be deemed to have been given and received on the day it is so delivered at such address; provided that such day is not a Business Day (as herein defined) then the notice will be deemed to have been given and received on the Business Day next following the day it is so delivered. Any notice so transmitted by facsimile transmission or other form of recorded communication will be deemed to have been given and received on the day of its confirmed transmission (as confirmed by the transmitting medium), provided that if such day is not a Business Day then the notice will be deemed to have been given and received on the Business Day next following such day. “Business Day” means any day that is not a Saturday, Sunday or civic or statutory holiday in the Province of British Columbia, Canada.

Successors and Assigns

12.8 This Agreement shall inure to the benefit of, and be binding on, the Parties and their respective heirs, administrators, executors, successors (whether direct or indirect, by purchase, amalgamation, arrangement, merger, consolidation or otherwise) and permitted assigns. The Company shall have the right to assign this Agreement, or the benefit thereof, to any of its Affiliates or to any successor (whether direct or indirect, by purchase, amalgamation, arrangement, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company. The Executive, by the Executive’s signature hereto, expressly consents to such assignment and, provided that such successor agrees to assume and be bound by the terms and conditions of this Agreement, all references to the “Company” hereunder shall include its successor. The Company may also agree to enforce, for the benefit of any successor (whether direct or indirect, by purchase, amalgamation, arrangement, merger, consolidation or otherwise) the provisions contained in Articles 6, 7 and 8, regardless of whether the Company continues to carry on or be involved in the Business. The Executive shall not assign or transfer, whether absolutely, by way of security or otherwise, all or any part of the Executive’s rights or obligations under this Agreement without the prior consent of the Company, which may be arbitrarily withheld.

Amendment

12.9 No amendment of this Agreement will be effective unless made in writing and signed by the Parties.

Severability

12.10 If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof shall continue in full force and effect. The Parties agree to negotiate in good faith to agree to a substitute provision which shall be as close as possible to the intention of any invalid or unenforceable provision as may be valid or enforceable.

Independent Legal Advice

12.11 The Parties acknowledge that, prior to executing this Agreement, they have each had the opportunity to obtain independent legal advice and that they fully understand the nature of this Agreement and that they are entering into this Agreement voluntarily.

Force Majeure

12.12 If either Party is at any time either during this Agreement or thereafter prevented or delayed in complying with any provisions of this Agreement by reason of strikes, walk-outs, labour shortages, power shortages, fires, wars, acts of God, earthquakes, storms, floods, explosions, accidents, protests or demonstrations by environmental lobbyists or native rights groups, delays in transportation, breakdown of machinery, inability to obtain necessary materials in the open market, unavailability of equipment, governmental regulations restricting normal operations, shipping delays or any other reason or reasons beyond the control of that Party, then the time limited for the performance by that Party of its respective obligations hereunder shall be extended by a period of time equal in length to the period of each such prevention or delay. A Party shall within three calendar days give notice to the other Party of each event of force majeure under this section, and upon cessation of such event shall furnish the other Party with notice of that event together with particulars of the number of days by which the obligations of that Party hereunder have been extended by virtue of such event of force majeure and all preceding events of force majeure.

Time of the essence

12.13 Time will be of the essence of this Agreement.

Enurement

12.14 This Agreement will enure to the benefit of and will be binding upon the Parties and their respective heirs, executors, administrators and assigns.

Further assurances

12.15 The Parties will from time to time after the execution of this Agreement make, do, execute or cause or permit to be made, done or executed, all such further and other acts, deeds, things, devices and assurances in law whatsoever as may be required to carry out the true intention and to give full force and effect to this Agreement.

No partnership or agency

12.16 The Parties have not created a partnership and nothing contained in this Agreement shall in any manner whatsoever constitute any Party the partner, agent or legal representative of the other Parties, nor create any fiduciary relationship between them for any purpose whatsoever.

Entire agreement

12.17 This Agreement constitutes the entire agreement to date between the Parties and supersedes every previous agreement, communication, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise, between the Parties with respect to the subject matter of this Agreement and including, without limitation, the Underlying Agreement.

Personal Information

12.18 The Executive acknowledges that the Company is obligated to comply with the Personal Information Protection Act (British Columbia) and with any other applicable legislation governing the collection, use, storage and disclosure of personal information. The Executive agrees to comply with all Company personal information protection policies and with other policies, controls and practices as they may exist, from time to time, in ensuring that the Executive and the Company engage only in lawful collection, storage, use and disclosure of personal information.

Captions

12.19 The headings, captions, Article, section and subsection numbers appearing in this Agreement are inserted for convenience of reference only and shall in no way define, limit, construe or describe the scope or intent of this Agreement nor in any way affect this Agreement.

Ambiguities

12.20 As each Party and its legal counsel have participated in the review and revision of this Agreement, any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not apply in interpreting this Agreement.

Accessibility

12.21 The Company has policies to support employees with disabilities, including, but not limited to, policies regarding the provision of job accommodations that take into account an employee‘s accessibility needs due to disability.

Counterparts

12.22 This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

[The rest of this page left intentionally blank. The signature page follows.]

IN WITNESS WHEREOF the Parties have hereunto set their respective hands and seals as at the Execution Date as hereinabove determined.

The COMMON SEAL of	)

DAMON INC.,	)
the Company herein, was hereunto affixed	)
in the presence of:	)	(C/S)
)
)
/s/ Dominique Kwong	)
Authorized Signatory	)

SIGNED, SEALED and DELIVERED by	)

BALJINDER BHULLAR,	)
the Executive herein, in the presence of:	)
)
)
)
Witness Signature	)	/s/ Bal Bhullar
	)	BALJINDER BHULLAR
)
Witness Address	)
)
)
Witness Name and Occupation	)

Schedule A

This is Schedule “A” to that certain Executive Employment Services Agreement, dated for reference as executed on July 16, 2025, as entered into between Damon Inc. (as the Company) and Baljinder (Bal) Bhullar (as the Executive).

Certain Services and related Job Duties, Responsibilities and Skills

Position Overview:

As the Company’s Chief Financial Officer (the “CFO”), the Executive will perform effective risk management and plan the organization’s financial strategy. The role would also oversee other corporate functions for the Company, such as people and culture. The CFO’s goal is to protect the Company’s revenues and profits to achieve full financial control and sustainable growth.

Duties and Responsibilities include, but are not limited to:

●	drive the Company’s financial and operational planning;

●	perform risk management by analyzing the Company’s liabilities and investments;

●	decide on investment strategies for the Company by considering cash and liquidity risks;

●	control and evaluate the Company’s fundraising plans and capital structure;

●	responsible for the Company’s corporate governance and investor relations support;

●	ensure cash flow is appropriate for the Company’s operations;

●	supervise all finance and corporate personnel (controllers, treasurers, etc.) of the Company;

●	manage key financial partners of the Company;

●	set up and oversee the Company’s finance IT system; and

●	ensure compliance with applicable laws and the Company’s policies.

Skills required:

●	proven experience as CFO, finance officer or relevant role;

●	in depth knowledge of corporate, financial, legal and risk management practices;

●	excellent knowledge of data analysis and forecasting methods;

●	proficient in establishing effective business systems (e.g. financial systems, ERPs);

●	ability to think strategically and solve problems;

●	strong leadership and organizational skills;

●	excellent communication and people skills;

●	an analytical mind; comfortable with numbers;

●	CPA is a strong advantage; and

●	travel may be required.

This above job description Services may not be inclusive of all assigned duties and responsibilities, or aspects of the job described, and may be amended from time to time at the sole discretion of the Company’s Board of Directors.